Exhibit 99.1

MC SHIPPING INC.
24 Avenue de Fontvieille
Monte Carlo
Monaco

MONACO 1st October 2OO4: MC Shipping calls its 11.25% Senior Notes due 2008

MC Shipping (AMEX:MCX) announces that it has called all of its outstanding 11.25% Senior Notes due 2008. The Company has decided to redeem all of the Notes rather than to offer to purchase the Notes following the change of control that has occurred at the Company. The date fixed for redemption is November 1, 2004 and the redemption price is 103.75%, in accordance with the terms of such Notes.

"Over the years, the Company has been able to buy back $78.9 million of the $100 million of Notes issued in 1998. Although the redemption of the remaining $21.1 million principal amount is now done at a premium, the one-time loss, which will weigh on the 3rd quarter results, will be quickly offset by the future interest savings generated by the refinancing", said CEO Tony Crawford.

"The Company has obtained a $45 million, 6-year amortizing loan from Fortis Bank and will be able simultaneously to refinance all of its outstanding bank debt. The conditions of the new loan are quite favorable to the Company and will allow the Company to save $1.5 million in annual interest expense", said Mr. Crawford.

"Once the call is completed, we will have successfully refinanced our debt and fulfilled all our obligations under the Notes. More importantly, the refinancing will simplify the capital structure of the Company, remove a number of restrictive covenants and allow us to focus on future growth plans", concluded Crawford.

MC Shipping owns and operates a fleet of LPG and container vessels that trade primarily under time charter in international waters.

[Certain statements in this press release are "forward-looking statements" as that term is defined under United States federal securities laws. "Forward-looking statements" are subject to risks, uncertainties and other factors which could cause actual events to differ materially from those stated in such statements. Such risks, uncertainties and other factors include, but are not limited to, changes in the Company's plans for growth, the identification of suitable vessels for purchase, the availability of additional financing, the cyclical nature of the shipping industry, competition, general economic conditions and other factors affecting the Company's business and markets which are detailed in the Company's filings with the United States Securities and Exchange Commission.]

For further information please contact
Peter Shaerf at 646 623 5333
Email either MCShipping@aol.com or
Investorrelations@mcshipping.com